Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AVIDITY BIOSCIENCES, INC.

1.	The name of the corporation is “Avidity Biosciences, Inc.” (the “Corporation”).

2.

The address of the Corporation’s registered office is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. Corporation Service Company is the Corporation’s registered agent at that address.

3.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

4.	The Corporation shall have authority to issue a total of 1,000 shares of common stock, par value $0.001 per share.

5.	In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

6.

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors of the Corporation need not be by written ballot.

7.

Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

8.

Any repeal or modification of Article 7 shall be prospective and shall not affect the rights under Article 7 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

9.	The Corporation elects not to be governed by Section 203 of the DGCL.

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